Exhibit 10.1

Annual Incentive Cash Bonus Plan Outline

The Annual Incentive Cash Bonus Plan for 2005 is based upon the following metrics in the percentages indicated:

Revenue	50%
EBITDA	0%
Operating Income	20%
Cash	20%
Management/Board Disc	10%

Bonuses, if earned, based upon the established targets, would be paid at levels between a Minimum Performance level and a Maximum Performance level.  Set forth below is the bonus award matrix, with percentages reflecting a percentage of the executives’ salary:

	CEO	Senior Execs	Execs

Minimum	50%	30%	15%
Target	100%	60%	30%
Maximum	200%	120%	60%